EXHIBIT 99.1
News
For Release: April 29, 2008, 8:00 a.m. EDT
GMAC Financial Services Reports Preliminary First Quarter 2008 Financial Results
•	First quarter net loss of $589 million

•	Automotive finance and insurance businesses remain profitable

•	Results in the U.S. residential mortgage business improved; offset by a decline in the international mortgage business

•	Cash and certain marketable securities of $18.6 billion
NEW YORK — GMAC Financial Services reported a 2008 first quarter net loss of $589 million, compared to a net loss of $305 million in the first quarter of 2007. Profitable results in the global automotive finance and insurance businesses were more than offset by significant declines in the international mortgage operation of Residential Capital, LLC (ResCap). Affecting results in the quarter were market-driven valuation adjustments and lower net financing revenue.

First Quarter Net Loss
($ in millions)	Q108	Q107	Change

Global Automotive Finance	$258	$398	$(140)
Insurance	132	143	(11)
ResCap	(859)	(910)	51
Other[1]	(120)	64	(184)

Net Loss	$(589)	$(305)	$(284)

[1]	Includes Commercial Finance operating segment, 21% ownership of former commercial mortgage unit and other corporate activities
“Continued volatility in the capital and credit markets put pressure on first quarter results,” said GMAC Chief Executive Officer Alvaro de Molina. “While the actions we have taken to date to reduce risk, reduce leverage and streamline the cost structure have produced results, there is still more to do to stabilize ResCap and position the overall company for profitable growth.
“Moving through this unprecedented market environment clearly requires endurance, and liquidity is the key enabler. GMAC has made prudent liquidity management a top priority including holding high levels of cash, expanding the use of GMAC Bank and working with our banking partners on an approach to renew bank facilities,” said de Molina.
Liquidity and Capital
GMAC’s consolidated cash and certain marketable securities were $18.6 billion as of March 31, 2008, down from $22.7 billion at Dec. 31, 2007. Of these total balances, ResCap’s consolidated cash and cash equivalents were $4.2 billion at quarter-end, down from $4.4 billion at Dec. 31, 2007. The decline in cash is due mainly to open market debt repurchases, unsecured debt maturities and an increase in originations.
During the fourth quarter of 2007 and first quarter of 2008, GMAC purchased ResCap debt for $750 million in the open market, which was contributed to ResCap and retired during the first quarter. In exchange for the capital contribution, GMAC received shares of a new class of ResCap preferred equity that is equal to the market value of the debt at the time of the contribution. GMAC took this measure to further support the capital position at ResCap, while still maintaining consideration for GMAC’s investors and stakeholders. As of March 31, 2008, ResCap’s total equity base was $5.8 billion, exceeding its minimum tangible net worth requirements in its credit facilities.
Global Automotive Finance
GMAC’s global automotive finance business reported net income of $258 million in the first quarter of 2008, compared to net income of $398 million in the year-ago period. Strong vehicle origination and wholesale penetration were offset by weaker credit performance which drove unfavorable valuation adjustments, higher credit loss provisions and increased operating expenses related to restructuring, remarketing and servicing initiatives. Additionally affecting performance was lower gain on sale of receivables and deterioration in the residual performance of off-lease vehicles.
New vehicle financing originations for the first quarter of 2008 increased to $12.9 billion of retail and lease contracts from $12.3 billion in the first quarter of 2007, despite lower industry sales levels in North America. Used vehicle originations for the quarter remained stable at $2.1 billion, the same amount as the year-ago period. This reflects refinement of the diversification strategy to better balance credit risk.

Delinquencies decreased in the first quarter of 2008 to 2.42 percent of managed retail assets, versus 2.52 percent in the prior year period. The decrease reflects additional underwriting and servicing measures taken in late 2007, which included expanding collection resources, increasing contact with higher-risk borrowers and strategically tightening underwriting. Credit losses have increased to 1.34 percent of managed assets, versus 1.13 percent in the first quarter of 2007. The actions taken have stemmed delinquencies in the first quarter, although losses increased as a result of higher year-end delinquency levels and loss severity in North America. Additionally, international operations posted higher credit losses as a result of a maturing portfolio in Asia Pacific and weakness in Latin America; however, losses remain in line with expectations. Delinquency trends in the international operation improved in the first quarter.
In February, GMAC announced a restructuring plan for its North American automotive finance operations that would consolidate 20 regional offices into five business centers in the U.S. and Canada and reduce the workforce by approximately 930 employees. GMAC expects to incur a total of $65 to $85 million in restructuring charges related to severance and other employee-related costs and the closure of facilities. During the first quarter, GMAC incurred $11 million of restructuring charges and the majority of the remaining charges are expected to occur in the second half of the year. As a result of the restructuring, GMAC expects an annual run rate savings of approximately $175 million.
Insurance
GMAC’s insurance business recorded net income of $132 million, compared to net income of $143 million in the first quarter of 2007. Results primarily reflect investments related to growth initiatives in the U.S.
The total value of the insurance investment portfolio was $7.2 billion at March 31, 2008, compared to $6.7 billion at March 31, 2007. The year-ago level reflects a dividend payment to GMAC. The majority of the investment portfolio is in fixed income securities with less than 10 percent invested in equity securities.

On April 8, 2008, GMAC announced a plan related to the insurance business that aids in maintaining the current A — (excellent) financial strength rating issued by A.M. Best. The plan includes a dividend by GMAC of 100 percent of the voting interest in the insurance business to GMAC’s shareholders, while GMAC continues to hold 100 percent of the economic interest in the business. This plan is expected to preserve the value of the insurance operations and enable growth initiatives to continue worldwide.
Real Estate Finance
ResCap reported a net loss of $859 million for the first quarter of 2008, compared to a net loss of $910 million in the year-ago period. The aggressive actions taken to reduce risk and rationalize the cost structure have favorably affected results in the U.S. residential finance business. These improvements, however, were offset by significant deterioration in international operations. Results in the quarter are attributable to market-driven valuation adjustments on mortgage loans held for sale, real estate assets and mortgage related investment securities. Partially offsetting these losses was a $480 million gain recognized from the retirement of $1.2 billion (face value) of debt.
ResCap’s U.S. residential finance business experienced improved results in the first quarter 2008, compared to the prior year. Prime conforming loan production increased to $15.4 billion in the first quarter of 2008, versus $9.6 billion in the year-ago period, the servicing portfolio posted strong results and operating expense targets were achieved. Deterioration in the mortgage market continues, however, driving increased charge-offs, lower valuations and higher cost of funds.
The international mortgage business experienced a significant decline in the first quarter 2008 related to illiquidity in the global capital markets and weakening consumer credit in certain markets. This environment drove significant realized and unrealized losses in mortgage loans held for sale and investment securities. As a result, ResCap has reduced the size of its balance sheet and limited production of mortgages in overseas markets to only those products with market liquidity. The business lending operation also experienced continued pressure in the first quarter related to the decline in home sales and residential real estate values.

Earlier this month, ResCap announced additional restructuring efforts in its international business aimed to further reduce the cost structure and change the business model to reflect current market conditions. In the U.K., approximately 280 positions will be eliminated and mortgage origination activity will be reduced. In Continental Europe, ResCap has suspended all new mortgage originations and refocused the business on asset management activities.
As expected, ResCap has significant near-term liquidity requirements, which include approximately $4 billion in unsecured and $13 billion in secured debt maturities through the remainder of 2008. To meet these requirements, management is actively pursuing various alternatives including: potential secured funding to be provided by GMAC, ongoing and potential utilization of available committed lines of credit, the liquidation of certain assets, the extension of maturities and the refinancing or modification of our existing indebtedness. These efforts are ongoing and have not yet been completed.
Outlook
GMAC continues to take actions to reduce risk, streamline its cost structure and preserve liquidity in an effort to protect franchise value. These actions include:
•	Restructuring the North American auto finance business

•	Restructuring ResCap including reduction in the cost base, divesting assets and refocusing the business model on servicing and origination of loans with market liquidity

•	Implementing a plan to preserve the value of the insurance business

•	Refinancing existing bank facilities to ensure adequate liquidity and pursuing other strategic alternatives, including those related to liability management with respect to existing indebtedness

•	Growing GMAC Bank
Additionally, the management team continues to evolve and currently reflects a complement of seasoned financial services leaders along with experienced executives with a proven track-record at the company. This provides broad perspectives and experience in navigating the current business climate.

Looking ahead, challenging market conditions are likely to persist and have not shown signs of moderation. GMAC remains committed to turning the business around and restoring profitability. If adverse market conditions remain, however, the timeline for GMAC achieving profitability could extend beyond 2008.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the markets in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contact:

Gina Proia
917-369-2364
gina.proia@gmacfs.com

GMAC Financial Services Preliminary Unaudited First Quarter 2008 Financial Highlights
Summary Statement of Income

Quarter ended March 31, ($ in millions)	2008	2007

Revenue
Total financing revenue	$4,932	$5,298
Interest expense	3,179	3,673
Depreciation expense on operating lease assets	1,397	1,081

Net financing revenue	356	544

Other revenue
Servicing fees	470	559
Servicing asset valuation and hedge activities, net	410	(302)
Insurance premiums and service revenue earned	1,109	1,041
Loss on sale of loans, net	(600)	(37)
Investment income	(232)	309
Other income	897	866

Total other revenue	2,054	2,436
Total net revenue	2,410	2,980
Provision for credit losses	474	681
Non-interest expense
Compensation and benefits expense	614	635
Insurance losses and loss adjustment expenses	630	573
Other operating expenses	1,263	1,246

Total non-interest expense	2,507	2,454
Loss before income tax expense	(571)	(155)
Income tax expense	18	150

Net loss	$(589)	$(305)

Select Balance Sheet Data

	Mar 31,	Dec 31,	Mar 31,
($ in millions)	2008	2007	2007

Cash and certain marketable securities (1)	$18,632	$22,706	$12,816
Loans held for sale	21,446	20,559	22,086
Finance receivables and loans, net (2)
Consumer	80,493	87,769	126,023
Commercial	41,232	39,745	42,727
Investments in operating leases, net (3)	33,122	32,348	25,881
Total on balance sheet debt (4)	185,294	193,148	223,727

Operating Statistics	First Quarter
Quarter-ended March 31	2008	2007

GMAC’s Worldwide Cost of Borrowing (5)	6.44%	6.16%

GMAC Debt Spreads Over U.S. Treasuries (bps) at end of period
2-Year	1390	207
5-Year	1393	251
10-Year	1373	288

(1)	Includes a portfolio of highly liquid marketable securities of $4.1 billion, $5.0 billion, and $3.2 billion at March 31, 2008, December 31, 2007, and March 31, 2007, respectively

(2)	Finance receivables and loans are net of unearned income

(3)	Net of accumulated depreciation

(4)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(5)	Calculated by dividing total interest expense (excluding marked-to-market adjustments and intercompany interest) by total borrowings
Numbers may not foot due to rounding

GMAC Financial Services Preliminary Unaudited First Quarter 2008 Financial Highlights       Continued

		First Quarter
GMAC Automotive Finance Operations		2008	2007

Net Income ($ millions)
North American Operations (NAO)		$154	$307
International Operations (IO)		104	91

Net Income		$258	$398

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)	433	442
	Dollar amount of contracts originated ($ billions)	$11.9	$11.6
	Dollar amount of contracts outstanding at end of period ($ billions) (6)	$66.1	$67.2
	Share of new GM retail sales	49%	46%

	Mix of retail & lease contract originations:
	New (% based on # of units)	77%	80%
	Used (% based on # of units)	23%	20%

	GM subvented (% based on # of units)	82%	85%
	Average original term in months (US retail only)	60	56

	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced (7) (8)	$14,391	$15,535
	Off-lease vehicles terminated - Serviced (# units) (8)	93,501	76,403
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet (7)	$14,245	$14,974
	Off-lease vehicles terminated - On-balance sheet (# units) (9)	36,643	26,349

IO	Number of contracts originated (# thousands)	193	181
	Dollar amount of contracts originated ($ billions)	$3.1	$2.8
	Dollar amount of contracts outstanding at end of period ($ billions) (10)	$19.5	$16.8

	Mix of retail & lease contract originations:
	New (% based on # of units)	83%	81%
	Used (% based on # of units)	17%	19%

	GM subvented (% based on # of units)	42%	39%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets (11)	1.57%	1.29%
	Managed retail contracts over 30 days delinquent (11) (12)	2.45%	2.51%
	Serviced retail contracts over 30 days delinquent (12) (13)	2.46%	2.27%

IO	Annualized net charge-offs as a % of managed assets (11)	0.74%	0.64%
	Managed retail contracts over 30 days delinquent (11) (12)	2.37%	2.55%
Operating Statistics
Quarter-ended March 31
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period	3.72%	2.67%
	Severity of loss per unit serviced - Retail (13)
	New	$10,084	$8,760
	Used	$8,156	$6,923
	Repossessions as a % of average number of managed retail contracts outstanding (11)	2.73%	2.30%

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period	1.49%	1.41%
	Repossessions as a % of average number of contracts outstanding	0.66%	0.73%

(6)	Represents on-balance sheet assets, which includes $9.6 billion of loans held for sale in 2008

(7)	Prior period amounts based on current vehicle mix, in order to be comparable

(8)	Serviced assets represent operating leases where GMAC continues to service the underlying asset

(9)	GMAC-owned portfolio reflects lease assets on GMAC’s books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(10)	Represents on-balance sheet assets including leases

(11)	Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(12)	Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(13)	Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset
Numbers may not foot due to rounding

GMAC Financial Services Preliminary Unaudited First Quarter 2008 Financial Highlights      Continued

	First Quarter
	2008	2007

ResCap Operations
Net Income (loss) ($ millions)	$(859)	$(910)

Gain (loss) on sale of mortgage loans, net
Domestic	$(65.5)	$(341.0)
International	(682.5)	106.4

Total	$(748.0)	$(234.6)

Portfolio Statistics ($ billions)
Loan production volume	$20.9	$37.5
Mortgage production
Domestic	$18.7	$31.0
International	$2.2	$6.5

Mortgage servicing rights at end of period	$4.3	$5.1
Period end servicing portfolio	$459.9	$452.9
Loan servicing at end of period
Domestic	$416.2	$419.2
International	$43.7	$33.6

U.S. Production Mix
Prime conforming	$15.4	$9.6
Prime non-conforming	0.5	12.3
Government	2.0	0.6
Nonprime	0.0	3.3
Prime second-lien	0.8	5.3

Total	$18.7	$31.0

Asset Quality Statistics ($ millions) — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment	$281.4	$364.8
Lending receivables	17.9	177.2

Total	$299.3	$541.9

Allowance by product at end of period
Mortgage loans held for investment	$485.0	$1,659.8
Lending receivables	403.6	525.3

Total	$888.6	$2,185.1

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	1.59%	2.54%
Lending receivables	5.76%	4.10%
Total	2.36%	2.80%

Nonaccrual loans at end of period	$6,260.2	$9,185.3
Nonaccrual loans as a % of related receivables at end of period	15.09%	11.76%

Total nonperforming assets ($ millions)	$7,405.8	$10,658.5

GMAC Insurance Operations

Net Income, ($ millions)	$132	$143

Premiums and service revenue written ($ millions)	$1,133	$1,070
Premiums and service revenue earned ( $ millions)	$1,097	$1,032
Combined ratio (14)	93.8%	91.0%

Investment portfolio fair value at end of period ($ millions)	$7,212	$6,704
Memo: After-tax at end of period
Unrealized gains	$177	$143
Unrealized losses	(57)	(39)

Net unrealized capital gains	$120	$104

(14)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income
Numbers may not foot due to rounding